Executive Officer RSU Award

PENTAIR PLC 2012 STOCK AND INCENTIVE PLAN
GRANT AGREEMENT
RESTRICTED STOCK UNITS

[Name of Grantee]:

The Compensation Committee has awarded you the following grant under the Pentair plc 2012 Stock and Incentive Plan (the “Plan”).

Grant Information

Number of Restricted Stock Units Granted: ______________

Vesting Schedule: The units vest over the following schedule:

1/3 of the units on the first anniversary of the Date of Grant
1/3 of the units on the second anniversary of the Date of Grant
1/3 of the units on the third anniversary of the Date of Grant

This grant also includes Dividend Equivalent Units, which are described below.

Specific terms of this grant not specified above, such as the Date of Grant and any performance thresholds for vesting, are set forth in the cover letter that accompanies this grant agreement.

Terms and Conditions of this Grant

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The Restricted Stock Units become “vested” on the vesting dates noted above, provided any required performance goals have been satisfied. The Shares underlying the Restricted Stock Units will be issued upon vesting. In the event the vesting date falls on a weekend day or holiday, the Restricted Stock Units will vest and Shares will be issued on the next trading day.

•	Only whole Shares will be issued; any fractional Share otherwise issuable under this award will be rounded up to the nearest whole Share.

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You may defer these Restricted Stock Units under the employer’s non-qualified deferred compensation plan. If you make a deferral election, then the Restricted Stock Units subject to that election will not be paid upon vesting, but will instead be paid pursuant to the terms of the non-qualified deferred compensation plan.

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Each Restricted Stock Unit includes one Dividend Equivalent Unit. A Dividend Equivalent Unit entitles you to a cash payment equal to the cash dividends declared on a Share of stock during the vesting period. Payment of the Dividend Equivalent Units will be made to you in cash as soon as practicable after the dividend payment date. Dividend Equivalent Units are not eligible for dividend reinvestment.

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If your employment with the Company terminates (voluntarily or involuntarily) before your Restricted Stock Units are 100% vested, then all nonvested Restricted Stock Units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death, Disability, Retirement or a Covered Termination, in accordance with the terms of the Plan.

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If the Restricted Stock Units vest upon termination of employment, then the Shares underlying the Restricted Stock Units that vest will be issued promptly after your termination. If, however, you are a “specified employee” within the meaning of Code Section 409A at the time of your termination and if the Restricted Stock Units vest due to your Retirement, termination as a result of Disability or Covered Termination, then the issuance of the Shares for those vested Restricted Stock Units will be delayed for six months following your termination to the extent needed to comply with Code Section 409A.

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The Restricted Stock Units will also vest upon a Change of Control provided you are still employed with the Company immediately prior to the Change of Control. The term “Change of Control” as applied to your Restricted Stock Units is modified to comply with Code Section 409A.

•	You cannot vote Restricted Stock Units.

•	You may not sell, assign, transfer, pledge as collateral or otherwise dispose of your Restricted Stock Units at any time during the vesting period.

Taxation of Award

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The Fair Market Value of the Shares that are issued upon vesting of the Restricted Stock Units and the cash paid in respect of Dividend Equivalent Units generally will be considered taxable compensation, and may be subject to withholding taxes.

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If you are Retirement eligible while this award is in effect, or if you are eligible to retain this award on a termination that is not an involuntary termination within the meaning of Code Section 409A, then the value of your Restricted Stock Units that would be vested if you actually retired or terminated will be subject to Federal Insurance Contributions Act (“FICA”) taxes even if the award is not yet paid. Normally, such FICA taxes will be withheld at the end of the calendar year. A similar rule applies upon termination due to Disability if the issuance of the Shares is subject to the 6-month delay under Code Section 409A.

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If we or any of our affiliates is required to withhold any applicable withholding or similar taxes or other amounts in respect of any income recognized by you as a result of the grant, vesting, payment or settlement of the Restricted Stock Units or disposition of any Shares acquired under an Award, we may deduct cash (or require an affiliate to deduct cash) from any payments of any kind otherwise due to you, or, with the consent of the Committee, Shares otherwise deliverable or vesting, to satisfy such tax obligations. Alternatively, we may require you to pay to us or an affiliate, in cash, promptly on demand, or make other arrangements (including our redemption, repurchase or other reacquisition of Shares otherwise delivered or deliverable to you) satisfactory to us regarding the payment to us or an affiliate of the aggregate amount of any such taxes and other amounts.

•	For information about the methods of payment of your tax withholding obligations, please refer to the relevant materials provided by the plan administrator.

General

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The grant of this Plan award to you does not limit in any way the right of the Company to terminate your employment at any time for any reason, nor does it guarantee you will receive Plan awards in subsequent years.

•	The vesting of this award may be suspended or delayed as a result of a leave of absence.

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In addition to the terms and conditions contained in this grant agreement, this award is subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules. Capitalized terms used in this grant agreement have the meanings given in the Plan.

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If the Compensation Committee of the Pentair plc Board of Directors (the “Committee”) determines that recoupment of incentive compensation paid to you pursuant to this grant agreement is required under any law or any recoupment policy of the Company, then your Restricted Stock Units will terminate immediately on the date of such determination to the extent required by such law or recoupment policy and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

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The Committee may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Committee may also amend or modify this award, but most changes will require your consent.

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As a condition to the grant of this award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this agreement or the Plan, and any determination made by the Committee under this agreement or the Plan, will be final, binding and conclusive.

•	For purposes of this agreement, the word “Company” means Pentair plc or any of its subsidiaries or any of their business units.

Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement
As a result of your intimate familiarity with proprietary and confidential information of the Company, this grant agreement is subject to the restrictions set forth below. Any violation of these sections will result in a rescission of the Award made under this grant agreement and a forfeiture of any rights you have with respect thereto.

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Confidentiality. You agree that you will treat during employment and thereafter, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information you acquire while working for the Company. You agree that you will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. You acknowledge that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure. However, you shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

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Non-Solicitation. You agree that, for a twenty-four (24) month period following your termination (voluntary or involuntary) from the Company, you will not, for yourself or any third party, directly or indirectly, (i) solicit or accept competitive business from any customer of the Company, or (ii) solicit any employee of the Company for the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave their employment.

You agree that engaging in any of the following activities will be a violation of the above paragraph: (1) soliciting for a hire or soliciting for retainer as an independent consultant or as contingent worker any employee of the Company; (2) participating in the recruitment of any employee of the Company; (3) serving as a reference for an employee of the Company; (4) offering an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the Company; (5) assisting or encouraging any third party to pursue an employee of the Company for potential employment, independent consulting or contingent worker opportunities; or (6) assisting or encouraging any employee of the Company to leave their current position in order to be an employee, independent consultant or contingent worker for a third party.

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Non-Competition. You agree that, for a twenty-four (24) month period following your termination (voluntary or involuntary) from the Company, you will not, for yourself or for any third party, directly or indirectly, in whole or in part, provide services, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, to any entity anywhere in the World engaged in a business that is competitive with the Company. Notwithstanding the prior sentence, you are not prohibited from providing services to a competing entity if: (1) the duties and services provided by you to the competitor are not, in whole or in part, substantially similar to the duties and services you provided to the Company; and (2) the duties and services provided by you to the competitor are not reasonably likely to cause you to reveal trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the business of the Company. Nothing in this grant agreement prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that your ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, the corporation.

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Non-Disparagement. You agree that you will not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the Company and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors. However, you shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

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Effect of Breach. By accepting this award, you agree that in light of the award conferred to you under this grant agreement, the narrow and restrictive covenants imposed above are reasonable and will not result in any hardship to you. Further, you acknowledge and agree that a breach of any obligation under this grant agreement will result in irreparable injury to the Company and that such harm may not be compensable entirely with monetary damages. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. In connection with any suit at law or in equity under this grant agreement, the Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which you or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of your breach of the above sections, you shall disgorge the value of all payments and benefits conferred to you by virtue of this grant agreement, including, but not limited to, the cash or shares awarded. In addition to the foregoing, the Company shall be entitled to collect from you any reasonable attorney’s fees and costs occurred in brining any action against you or otherwise to enforce the terms of this grant agreement.